Exhibit 99.1

SPI Announces Third-Quarter 2014 Financial Results

ROSEVILLE, Calif.--(BUSINESS WIRE)--November 13, 2014--Solar Power, Inc. (“SPI”) (SOPW:OTCBB), a vertically-integrated photovoltaic (“PV”) developer, today announced its results for the third quarter ended September 30, 2014.

Third-Quarter 2014 Results:

Total net sales increased from $21.3 million for the third quarter of 2013 to $26.7 million for the corresponding period in 2014, primarily as a result of SPI’s successful debut in the China market and revenue generated from operations in China. Total net sales for the third quarter of 2014 also represented a significant increase from $6.3 million for the second quarter of 2014.

Total cost of goods sold decreased from $22.2 million for the third quarter of 2013 to $21.2 million for the corresponding period in 2014, primarily as a result of revenue generated from higher-margin projects. Total cost of goods sold for the third quarter of 2014 also represented an increase from $5.8 million for the second quarter of 2014, in line with the significant increase in SPI’s revenue over the same periods.

Total operating expenses decreased from $3.4 million for the third quarter of 2013 to $2.8 million for the corresponding period in 2014, primarily due to the cumulative effect of a reserve recorded against SPI’s accounts receivable of $5.2 million, relatively dormant operations from July 2013 to July 2014 and fast expansion of operations thereafter. Total operating expenses for the third quarter of 2014 also represented an increase from $1.2 million for the second quarter of 2014.

Net loss for the third quarter of 2014 was $7.7 million, or ($0.02) per basic and diluted share, compared with a net loss of $3.6 million, or ($0.02) per basic and diluted share, for the corresponding period of 2013, and with a net loss of $1.3 million, or ($0.01) per basic and diluted share, for the second quarter of 2014. The increase in net loss for the third quarter of 2014 was primarily due to a one-time conversion of $11.0 million worth of convertible bonds into SPI ordinary shares and, as a result, non-cash interest expense of $0.9 million and a non-cash loss of $8.9 million on extinguishment of convertible bonds were recorded in SPI’s Consolidated Statement of Operations for the third quarter of 2014, and a net increase of $0.6 million in SPI stockholders’ equity was recorded in SPI’s Condensed Consolidated Balance Sheet as of September 30, 2014. But for the foregoing one-time conversion of convertible bond, as a result of expanded operations, debut in the China market and improved sales, SPI would have recorded net income of $2.2 million for the third quarter of 2014.

Cash and cash equivalents at September 30, 2014 were $12.8 million, compared with $1.0 million at December 31, 2013.

"We are pleased with SPI’s continued strong business execution and rapid growth during the third quarter," said Xiaofeng Peng, Chairman of SPI. “As evidenced by recent announcements regarding acquisitions of substantial PV project assets, as well as the provision of engineering, procurement and construction (‘EPC’) services to numerous PV projects, we have enhanced SPI’s reputation as a global leader in developing PV projects, particularly in the China PV installation market."

Third-Quarter 2014 Business Highlights:

  Appointed seasoned financial executive Amy Jing Liu as chief financial officer and senior vice president
  Announced two rounds of private placements during the quarter totalling approximately $73.26 million
  Entered into definitive agreements to acquire 26.57 megawatts (“MW”) of operating PV assets in Greece, to be closed shortly after the third quarter
  Announced various strategic agreements to acquire substantial PV project assets and/or provide EPC services to projects across China, the largest and fastest growing PV market globally
  Established a new subsidiary in Japan to acquire SPI’s first PV project and debut in Japan market, expanding SPI’s worldwide footprint

“Earlier this year, SPI began an ambitious effort to revitalize and grow the Company by taking advantage of a huge and sustainable opportunity in global solar downstream project development. As a result of these moves to strengthen our team, raise additional capital and secure important projects and EPC service agreements, we have laid the foundation for further rapid scaling of SPI’s global businesses looking into 2015,” continued Chairman Peng. “Particularly in China, we believe that SPI is well-positioned to capitalize on above-average market growth forecasts to become one of the largest PV project development companies there.”

About SPI (SOPW:OTCBB):

Solar Power, Inc. (“SPI”) is a vertically-integrated PV developer offering its own brand of high-quality, low-cost distributed generation and utility-scale solar energy facility development services. From project development, to project financing and to post-construction asset management, SPI delivers turnkey world-class photovoltaic solar energy facilities and turnkey residential solar solutions to its business, government and utility customers. For additional information visit: www.spisolar.com.

Safe Harbor Statement:

This release may contain certain “forward-looking statements” relating to the use of proceeds, business of SPI, its subsidiaries and the solar industry, which can be identified by the use of forward-looking terminology such as “believes”, “expects” or similar expressions. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties. All forward-looking statements, including quotations from management in this release, are expressly qualified in their entirety by this cautionary statement and the risks and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

SOLAR POWER, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except for share data) (unaudited)

	September 30,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$12,789	$1,031
Accounts receivable, net of allowance for doubtful accounts of $5,887 and $5,887	7,020	6,260
Accounts receivable, related party	3,662	3,905
Notes receivable	-	8,450
Costs and estimated earnings in excess of billings on uncompleted contracts	22,705	-
Costs and estimated earnings in excess of billings on uncompleted contracts, related party	-	-
Inventories, net	2,719	23
Prepaid expenses and other current assets	2,191	4,458
Total current assets	51,086	24,127
Intangible assets	703	1,132
Construction in progress	27,306	-
Restricted cash	160	400
Accounts receivable, noncurrent	9,194	12,349
Notes receivable, noncurrent	13,416	13,668
Investment in affiliate	-	7,536
Property, plant and equipment at cost, net	10,991	11,752
Total assets	$112,856	$70,964
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$11,859	$3,919
Accounts payable, related party	34,372	50,907
Derivative liability	673	-
Line of credit	-	4,250
Income taxes payable	911	-
Financing and capital lease obligations	813	741
Billings in excess of costs and estimated earnings on uncompleted contracts	-	862
Total current liabilities	48,628	60,679
Financing and capital lease obligations	10,970	11,730
Other liabilities	1,584	1,422
Total liabilities	61,182	73,831
Commitments and contingencies	-	-
Stockholders’ equity (deficit):
Preferred stock, par $0.0001, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, par $0.0001, 1,000,000,000 and 250,000,000 shares authorized; 429,771,956 and 198,214,456 shares issued and outstanding, respectively	43	20
Additional paid in capital	117,917	53,376
Accumulated other comprehensive loss	(335)	(189)
Accumulated deficit	(65,951)	(56,074)
Total stockholders’ equity (deficit)	51,674	(2,867)
Total liabilities and stockholders’ equity (deficit)	$112,856	$70,964

SOLAR POWER, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except for per share data) (unaudited)

	For the Nine Months Ended
	September 30,
	2014	2013

Net sales	$36,593	$27,254
Cost of goods sold	30,393	26,717
Gross profit	6,200	537
Operating expenses:
General and administrative	4,190	11,619
Sales, marketing and customer service	1,025	1,554
Engineering, design and product management	-	1,136
Total operating expenses	5,215	14,309
Operating income (loss)	985	(13,772)
Other income (expense):
Interest expense	(2,090)	(3,098)
Interest income	967	2,723
Loss on extinguishment of convertible bonds	(8,907)	-
Change in market value of derivative liability	310	-
Other (expense) income, net	(197)	578
Total other (expense) income, net	(9,917)	203
Loss before income taxes	(8,932)	(13,569)
Provision (benefit) for income taxes	945	(12)
Net loss	$(9,877)	$(13,557)
Net loss per common share:
Basic and Diluted	$(0.04)	$(0.07)
Weighted average number of common shares used in computing per share amounts:
Basic and Diluted	246,240,974	198,214,456

SOLAR POWER, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except for per share data) (unaudited)

	For the Three Months Ended
	September 30,
	2014	2013

Net sales	$26,651	$21,289
Cost of goods sold	21,209	22,151
Gross profit (loss)	5,442	(862)
Operating expenses:
General and administrative	2,112	2,668
Sales, marketing and customer service	668	376
Engineering, design and product management	-	379
Total operating expenses	2,780	3,423
Operating income (loss)	2,662	(4,285)
Other income (expense):
Interest expense	(897)	(1,085)
Interest income	197	1,333
Loss on extinguishment of convertible bonds	(8,907)	-
Change in market value of derivative liability	310	-
Other (expense) income, net	(127)	331
Total other (expense) income, net	(9,424)	579
Loss before income taxes	(6,762)	(3,706)
(Benefit) provision for income taxes	945	(123)
Net loss	$(7,707)	$(3,583)
Net loss per common share:
Basic and Diluted	$(0.02)	$(0.02)
Weighted average number of common shares used in computing per share amounts:
Basic and Diluted	337,671,188	198,214,456

CONTACT:
Solar Power, Inc.
Amy Liu, 800-548-8767